Exhibit 10.20
FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Amendment”) dated as of March 20, 2008 is entered into by and between BEAR STREET ASSOCIATES, LLC, a Texas limited liability company (“Landlord”), and AMERICAN MEDICAL TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

1.           Recitals.

1.1           Reference is made to that certain Lease dated April 13, 2006 (as amended from time-to-time, the “Lease”) between Sepulveda Group, LLC, a California limited liability company (predecessor-in-interest to Landlord) and Tenant, pursuant to which Tenant leases from Landlord certain premises located in Nueces County, Texas, as more specifically described in the Lease (the “Premises”).  Capitalized terms used in this Amendment but not defined shall have the meaning given in the Lease.

1.2           Landlord has entered into or is contemplating entering into an agreement to sell the real property on which the Premises is located (the “Property”) to Magnum Oil Tools or Lynn Frazier (or a party affiliated with one of these parties) (“Buyer”).

1.3           Tenant has requested that Landlord modify the Lease, and Landlord is willing to so modify the Lease, upon and subject to the sale of the Property to Buyer and other terms set forth herein.

1.4           Accordingly, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows.

2.           Amendment.  The parties agree to amend the Lease as follows.

3.           Effectiveness.  This Amendment is contingent upon and shall be effective only upon the closing of the sale of the Property to Buyer as established by the recordation the deed transferring the Property from Lender to Buyer in the official records of Nueces County, Texas (the “Sale”).  The “Sale Date” shall be the date that the deed transferring the Property from Bear Street Associates, LLC to Buyer is recorded in the official records of Nueces County, Texas.

4.           Early Termination.  Subject to the closing of the Sale, the Lease shall terminate on the date (the “Termination Date”) which is the earlier of (a) thirty (30) days following written notice of termination from Tenant to the current landlord under the Lease (the “Termination Notice”), or (b) ninety (90) days after the Sale Date.  In no event may a Termination Notice be sent prior to the Sale Date.  Landlord shall use commercially reasonable efforts to provide Tenant with twenty (20) days prior written notice of the Sale Date.

5.           Obligations of Tenant.  Nothing in this Amendment shall affect Tenant’s obligations under the Lease prior to the Termination Date.  Tenant shall be obligated for the payment of rent, utilities, insurance, real estate taxes, operating expenses and any other obligation of Tenant under the Lease through and including the Termination Date.  Without limitation of the foregoing, from and after the Sale Date, since it is anticipated that this Lease will be assigned to and assumed by Buyer, upon such assignment and assumption Buyer shall be the landlord under the Lease and all of Tenant’s obligations under the Lease from and after that date until the Termination Date, including without limitation the payment of rent, shall be directed to Buyer.

6.           Estoppel.  Tenant hereby represents, warrants and covenants to Landlord that as of the date hereof, (a) Tenant has not assigned or transferred the Lease or any interest of Tenant therein except for that certain Sublease dated August 15, 2006 between Tenant, as sublandlord and BioFirst Pharmaceuticals, LLC, as subtenant (the “Sublease”), and will not assign or transfer the Lease or any interest therein on or prior to the Sale Date; (b) the Sublease shall terminate automatically upon the early termination of the Lease pursuant to the terms thereof; (c) Landlord is not in default in any respect under the Lease; (d) Tenant does not have any defenses to its obligations under the Lease; (e) there are no offsets or credits against rent payable under the Lease; and (f) Landlord is holding a Security Deposit under the Lease in the amount of $20,385.  Tenant acknowledges and agrees that:  (1) the representations and warranties set forth above constitute material consideration to Landlord in entering into this Amendment; (2) these representations and warranties are being made by Tenant for purposes of inducing Landlord to enter into this Amendment; and (3) Landlord is relying on such representations in entering into this Amendment.

7.           Release.  For valuable consideration, and the mutual covenants and agreements contained herein, and except as to the rights, liabilities, and obligations arising out of this Amendment, effective as of the date hereof, Tenant fully and forever releases Landlord, its predecessors, and each of their respective partners, members, shareholders, officers, directors, employees, agents, attorneys, investment advisors, portfolio managers, trustees, ancillary trustees, beneficiaries and their affiliates, successors and assigns and their respective partners, shareholders, officers, directors, managers and employees, and all persons acting by, through, under or in concert with them, or any of them (collectively, “Landlord Parties”), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs or expenses of any nature whatsoever, known or unknown, fixed or contingent, which Tenant has now has or may hereafter have against Landlord Parties, or any of them, by reason of, arising out of, based upon or relating to any matter, cause or thing whatsoever occurring prior to the date hereof.

2.           Miscellaneous.  This Amendment shall be governed by the laws of the State of Texas.  Any action or proceeding brought by any party hereto which is related to this Amendment shall be brought in a Federal or State court located within the United States, State of California and County of Los Angeles, and each party consents to exclusive venue in the County of Los Angeles.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.  Time is of the essence with respect to this Amendment.  In the event of any litigation between the parties hereto arising out of or related to this Amendment, the prevailing party shall be entitled to recover from the losing party, its reasonable attorneys’ fees and costs.  This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same agreement.  Facsimile signatures shall be deemed equivalent to original signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

“Landlord” Bear Street Associates, LLC, a Texas limited liability company By: /s/ Robert Hayman Name: Robert Hayman Title: Manager	“Tenant” American Medical Technologies, Inc., a Delaware corporation By: /s/ Barbara D. Woody Name: Barbara D. Woody Title: Vice President of Administration and Finance